Exhibit 10.3

[Citi Letterhead]

March 20, 2023

Mr. Andrew Sieg
[Address Intentionally Omitted]

Dear Andy:

We are very pleased to offer you a position with Citibank, N.A., as Managing Director and Head of Citi Global Wealth, reporting to Jane Fraser, Chief Executive Officer, Citigroup Inc.

This letter and any attachments, including the Additional Terms Addendum ("Letter"), set forth the terms of our offer.

Start Date:
Your anticipated start date will be October 1, 2023, or such other date we may mutually agree upon (''Start Date''), subject to your compliance with any employment termination notice that you may be required to provide to your current employer.

Location:
Your primary work location will be 388 Greenwich Street, New York, New York, 10013.

Base Salary:
As a member of Citi's Executive Management Team, your annual base salary will be $1,000,000 (which will be prorated for the time you work in 2023), payable in accordance with Citi's regular payroll practice (which currently provides for payments every other Friday.)

Guaranteed Award:
For performance year 2023, you will receive an award under Citi's Discretionary Incentive and Retention Award Plan (''DIRAP''), with a pre-tax nominal value of $11,000,000 subject to the terms below (''Guaranteed Award''). A portion of your Guaranteed Award will be deferred on a mandatory basis and awarded in cash or equity at Citi's discretion. The Guaranteed Award will be prorated in the event of an authorized leave of absence during the year in which you are hired.

Forty percent (40%) of your Guaranteed Award will be paid to you in 2024 (but no later than March 15th of such year). If you resign (or give notice of your resignation) or your employment terminates for Cause (as defined herein) prior to the payment date of this portion of the Guaranteed Award, you will not be eligible to receive the Guaranteed Award or any component thereof.

Except as otherwise provided in this Letter, the remaining portion of your Guaranteed Award (the "deferred Guaranteed Award") will be granted to you in the first quarter of 2024, at the same time similar awards are granted to other members of the Executive Management Team. Half of that portion will be in the form of deferred DIRAP awards, which vest in four equal annual installments beginning on January 20, 2025, provided however, in the event of your death prior to the final vesting date of such award, the unvested portion will be paid to your estate as soon as administratively practicable. The other half of that portion will be in the form of Performance Share Units, which have a three-year performance-based vesting period. The payment terms for such award shall be the same as the payment terms for PSUs granted in 2023, i.e., payment in 2027 on or prior to March 15 of such year.

Except for the time of payment and vesting terms described above, the form and other terms and conditions of the deferred Guaranteed Award will be subject to all other generally applicable terms and conditions for U.S senior executives. If prior to the grant date of the deferred Guaranteed Award you resign (or give notice of your resignation) or your employment terminates for Cause, you will not be eligible to receive any component of the deferred Guaranteed Award.

Accountability Framework Impact on Guaranteed Award:
If you receive a disciplinary action of any kind - which actions are described in more detail in Citi's Accountability Framework Procedure ('' Accountability Framework'') -- the Guaranteed Award may be delayed and impacted negatively as set forth in the Accountability Framework. In other words, you will not receive the full amount of the Guaranteed Award detailed in this Letter; rather, you will receive a lesser amount as determined in accordance with the Accountability Framework. Further, the conduct for which you may receive disciplinary action does not need to rise to the level of Cause as defined herein, in order to have a negative impact on the Guaranteed Award.

Repayment of Guaranteed Award:
If you resign (or give notice of your resignation) or your employment is terminated for Cause (or you are given notice that your employment will be terminated for Cause) within the one year period following the date the Guaranteed Award is made to you, you will repay the gross amount of the cash portion of your Guaranteed Award within 30 days of your termination date. You acknowledge and agree that the Guaranteed Award does not constitute wages or earned compensation of any kind, and that by accepting this offer and signing below, you expressly authorize Citi to deduct any amounts owed pursuant to this paragraph from any account that you maintain with Citi, or from any commission or other compensation payments (other than salary) owed to you by Citi (where permissible by law). If this is not sufficient, then you shall repay the outstanding amount by check. You further agree to pay Citi for all expenses it incurs, including attorney's fees, in connection with the collection of any payment due under this paragraph.

DIRAP Awards:
After performance year 2023, you will be eligible for an award under DIRAP (''DIRAP Award”). The decision whether or not to grant such an award, and the value and form it takes, are in the sole discretion of management, and will depend upon such factors as Citi's performance, your sector's performance, your business or function group's performance, and your individual performance.

DIRAP Awards are generally granted on an annual basis. However, these awards may vary from year to year or be discontinued in the sole discretion of management. Receipt of a DIRAP Award in one or more years is not a guarantee of, and does not create an expectation or right to, any future award.

You must be actively working at Citi on the grant date to be eligible for such an award. If you resign (or give notice of resignation), or your employment terminates (or you are given notice of termination) - for any reason - prior to the date an award is granted, you will not be eligible for an award (including a prorated award), even if you have worked during all or part of the period that the award covers.

DIRAP Awards are granted in pre-tax amounts, and Citi reserves the right to grant all or part of an award in a form other than cash. Incentive and Retention Awards may be subject to vesting conditions and other terms and conditions as described in the award program documents.

No manager or other employee has the authority to make a commitment of guaranteed compensation or benefits of any kind including, but not limited to, any guaranteed Incentive and Retention Award, or any other form of guaranteed cash, equity or deferred cash award, except in a written offer of employment, or in a writing signed by both the Business or Function Head and the senior Human Resources professional for your business or function.

Replacement Cash in Lieu of Forfeited Equity Award
Subject to documentation showing to Citi's satisfaction that your outstanding equity award from your current employer has been or will be forfeited or cancelled as a result of you joining Citi, you will receive a cash payment (the "Replacement Cash In Lieu of Forfeited Equity Award") in an amount to be calculated as follows:

The average closing prices of a share of common stock of Bank of America on the NYSE (or the principal stock exchange on which shares of common stock of Bank of America are traded, as determined by Citi in its sole discretion) for the 20 trading days ending on the trading day preceding your Start Date MULTIPLIED by 94,516. (If, in lieu of the NYSE, Citi determines to utilize pricing from the principal stock exchange on which shares of common stock of Bank of America are traded and those shares are listed in a foreign currency, then for purposes of the preceding sentence each closing price shall be converted into U.S. dollars at a foreign exchange rate determined by Citi in its sole discretion.)

The Replacement Cash In Lieu of Forfeited Equity Award shall vest on March 20, 2024, provided that, except as otherwise provided for herein, you remain continuously employed by Citi (and have not given notice of your resignation) through each vesting date and meet all other vesting conditions. The vested portion of your award will be paid to you as soon as is administratively practicable. If your work country changes prior to a payment date, your vested award amount may be payable in whole or in part in a currency other than U.S. dollars, at a currency exchange rate determined by Citi in its sole discretion.

If prior to the one year anniversary of your Start Date you resign (or give notice of your resignation) or your employment is terminated for Cause, you agree to repay the pre-tax amount of the Replacement Cash In Lieu of Forfeited Equity Award already paid to you within 30 days of your termination date. You expressly authorize Citi to deduct any amounts owed pursuant to this paragraph from any account you maintain with Citi, or from any commission or other compensation payments (other than salary) owed to you by Citi (where permissible by law). You further agree to pay Citi for all expenses it incurs, including attorney's fees, in connection with the collection of any payment due under this paragraph.

Replacement Equity Award:
Subject to documentation showing to Citi's satisfaction that your outstanding equity award from your current employer has been or will be forfeited or cancelled as a result of you joining Citi, you will be recommended for an award of deferred stock pursuant to the Citi Stock Award Program ("CSAP") in an amount of Citi shares (the "Replacement Equity Award") to be determined as follows:

The average closing prices of a share of common stock of Bank of America on the NYSE (or the principal stock exchange on which shares of common stock of Bank of America are traded, as determined by Citi in its sole discretion) for the 20 trading days ending on the trading day preceding your Start Date MULTIPLIED by 345,154 DIVIDED by the average of the closing prices on the NYSE of a share of Citigroup Inc. common stock for the 20 trading days ending on the trading day preceding your Start Date. (If, in lieu of the NYSE, Citi determines to utilize pricing from the principal stock exchange on which shares of common stock of Bank of America are traded and those shares are listed in a foreign currency, then for purposes of the preceding sentence each closing price shall be converted into U.S. dollars at a foreign exchange rate determined by Citi in its sole discretion.)

This recommendation will be submitted for approval within ninety (90) days after your Start Date. If some or all of your equity is not forfeited or cancelled, the Replacement Equity Award will be adjusted accordingly.

The Replacement Equity Award shall vest as follows:
•47.63% vests on March 20, 2025
•47.85% vests on March 20, 2026
•4.52% vests on February 20, 2027

provided that, except as otherwise provided for herein, you remain continuously employed by Citi through each vesting date and meet all other vesting conditions. The vested portion of your award will be paid to you as soon as administratively practicable after Citi has determined that all applicable settlement conditions have been met. More detailed information on the terms and conditions of this award will be outlined in the CSAP prospectus and your award agreement, which will be forwarded to you following the award date.

If prior to the one year anniversary of your Start Date you resign (or give notice of your resignation) or your employment is terminated for Cause, you agree to repay the pre-tax amount of any installment of the Replacement Equity Award already paid to you within 30 days of your termination date. You expressly authorize Citi to deduct any amounts owed pursuant to this paragraph from any account that you maintain with Citi, or from any commission or other compensation payments (other than salary) owed to you by Citi (where permissible by law). You further agree to pay Citi for all expenses it incurs, including attorney's fees, in connection with the collection of any payment due under this paragraph.

Award Adjustments:
Any cash, or equity award(s) discussed herein that is based on the value of Citigroup Inc. common stock or the common stock of your prior employer that is referenced in this Letter shall be equitably adjusted to the extent necessary to prevent the enlargement or diminution of your award(s) in the event of a stock dividend, conversion, stock split, or other transaction or event affecting the capital structure of Citigroup Inc. or your prior employer if such transaction or event occurs prior to the date your award(s) are granted by Citi. For the avoidance of doubt, any such adjustment arising from a transaction or event affecting the capital structure of Citigroup Inc. shall be consistent with the adjustments made to all outstanding equity awards granted under the Citigroup 2019 Stock Incentive Plan, or any stockholder approved successor plan.

Further, if some or all of your awards from your current employer is not forfeited or cancelled, the Replacement Cash in Lieu of Forfeited Equity Award and Replacement Equity Award will be adjusted accordingly; any overpayment will be subject to your prompt repayment, and you expressly authorize Citi to deduct any amounts owed pursuant to this paragraph from any account that you maintain with Citi, or from any commission or other compensation payments (other than salary) owed to you by Citi (where permissible by law).

Award Approvals:
Any cash, deferred cash and/or equity award(s) discussed herein and granted to you in connection with your acceptance of employment with Citi shall be subject to any required approval(s) by your business or function including, where applicable, by the Compensation, Performance and Culture Committee of Citigroup Inc.’s Board of Directors or its delegate.

Termination Provisions:

A. Termination for Cause:

For purposes of this Letter, Citi shall have "Cause" to void the Guaranteed Award and/or terminate your employment if: (i) you engage in excessive risk taking in contravention of standards established or revised by your business head, Risk Management and/or senior management, or you fail to comply with any balance sheet or working or regulatory capital guidance provided by your business or function head; (ii) you are subject to an action taken by a regulatory body or a self-regulatory organization ("SRO") as a result of your act or omission which substantially impairs you from performing your duties; (iii) you engage in misconduct in connection with your employment including a breach of Citi's compliance and control policies; (iv) you breach Citi's non-compliance related policies or rules including with respect to expense management and human resources; (v) you are dishonest in connection with your employment; (vi) you breach your fiduciary duty of loyalty to Citi; (vii) you violate a federal or state securities or banking law, rule or regulation or you violate the constitution, by-laws, rules or regulations of a regulatory authority or SRO; (viii) you fail to remain licensed to perform your duties; (ix) you fail to devote all of your professional time to your assigned duties and to the business of Citi (except as may be expressly permitted or authorized under Citigroup's Outside Directorships and Business Interests policy or any policy regarding outside activities applicable to your business or function); (x) you are convicted of a felony or a crime of breach of trust, money laundering or dishonesty, or you participate in a pre-trial diversion program after being charged or indicted for a felony or such crime; (xi) you fail to perform your assigned duties or you are deemed deficient in the performance of such duties; (xii) you made a factual representation or omission in the furtherance of your hiring or retention which proves to have been incorrect in any material respect when made; or (xiii) your actions subject Citi, by virtue of your affiliation with Citi, to negative or adverse publicity.

B. Termination Without Cause or by Reason of Disability:

(i)If your employment is terminated without Cause or by reason of your disability (as defined under the Citi Long-Term Disability Plan), the Guaranteed Award will be awarded and paid in accordance with the terms specified above, and subject to the additional terms below. If you have taken an authorized leave of absence during the year in which your employment is terminated without Cause or by reason of your disability, your Guaranteed Award will be prorated. Upon your termination without Cause, if applicable, the unpaid or unvested portion of any cash or equity award granted to you pursuant to this Letter shall continue to vest in accordance with the schedule set forth herein with respect to such award, subject to any other conditions to vesting, including any applicable cancellation and clawback provisions, set forth in any award agreement you receive in respect of the award.

(ii)If Citi discovers, at any time, that your employment could have been terminated for Cause prior to the applicable payment date of any award described herein, including but not limited to the Guaranteed Award, then (a) your employment may be deemed to have been terminated for Cause as of the date of the event or events giving rise to the termination for Cause, (b) Citi shall have no further obligation to pay or award to you the Guaranteed Award and any other cash or equity award described in this Letter to the extent not yet paid or awarded, and (c) if the discovery by Citi is within two years of your Start Date, you agree to repay up to the pre-tax amount of any replacement or other award granted to you pursuant to this Letter that is payable in cash along with the cash portion of the Guaranteed Award, to the extent previously paid, within 30 days of your termination date, and expressly authorize Citi to deduct any amounts owed pursuant to this paragraph from any account that you maintain with Citi, or from any commission or other compensation payments (other than salary) owed to you by Citi (where permissible by law). You further agree to pay Citi for all expenses it incurs, including attorney's fees, in connection with the collection of any payment due under this paragraph.

(iii)Payment or delivery of the Guaranteed Award and any other cash or equity award granted to you pursuant to this Letter upon your termination without Cause as described herein shall be in lieu of any compensation or benefits provided for in this Letter or any separation pay or similar benefits you might otherwise be eligible to receive pursuant to any plan or policy, and shall be contingent upon your timely execution of a separation and general release agreement in a form acceptable to Citi. Upon termination of your employment with or without Cause, all employee perquisites, entitlements, and benefits will immediately cease, except as otherwise provided for in this Letter or the relevant benefit plans.

C. Death:

In the event your employment is terminated by reason of your death prior to February 28, 2024 the Guaranteed Award will be paid to your estate as soon as administratively practicable as a prorated cash payment based upon the months that you actually worked, and Citi shall have no obligation to pay your estate any future awards. If your employment is terminated by reason of your death on or after February 28, 2024, your Guaranteed Award will be awarded and paid in accordance with the terms specified above. In addition, if applicable, any unpaid or unvested portion of any other cash or equity award granted to you pursuant to this Letter shall vest and be paid or delivered to your estate as soon as administratively practicable.

Health and Insurance Benefits:
As of your Start Date, you will be eligible to participate in Citi's comprehensive employee benefits plans, subject to any exclusions and limitations in effect at the time of delivery. A benefits package will be provided to you within a few weeks of your Start Date. You must enroll by the deadline stated in your benefits package, which is generally 31 days after your Start Date. Regardless of when you enroll within the 31-day enrollment period, benefits are retroactive to your eligibility begin date, which is generally your Start Date. If you do not enroll within the 31-day period, you will not have another opportunity to enroll until the next annual enrollment period, unless you experience a qualified change in status - like getting married or having a baby. Please note that all compensation, benefits and other policies, plans and programs are subject to change at any time at management's discretion. For more information on enrollment and the Citi health and insurance benefits plans visit Citi Benefits Online at [Link intentionally omitted].

Pre-Employment Requirements:
This offer of employment is subject to satisfactory completion of all reference and background checks, which will include, but is not limited to, a consumer and/or investigative consumer report, and a criminal background check. The Central Registration Depository will verify any prior license and/or registration, as applicable, and confirm whether any violation, fine, suspension, or any other regulatory action has been taken against you. Furthermore, you must provide appropriate work authorization and, in compliance with the Immigration Reform and Control Act of 1986, complete an Employment Verification Form 1-9 and present proof of identity and employment eligibility no later than 3 days after your Start Date.

Instructions for completing the pre-employment requirements applicable to you will be provided separately.

Training and/or Licensing Requirements:
Your employment will be contingent upon successful completion of any training or licensing requirements for the position you are being offered. If at any time during your employment, Citi establishes training and/or licensing requirements for the position you hold, your continued employment also will be contingent upon successfully completing these requirements in the timeframe specified by the business or function. Certain restrictions may apply to your employment activities until you successfully complete these requirements.

Regulatory Requirements:
In this position, you will be designated as an officer under Rule 16a-l(f) of the Securities Exchange Act of 1934. Further, you will be required to comply with Federal Reserve Bank (FRB) Regulation O.

Conflicts of Interest and Compliance Requirements:
Your business or function may restrict your ability to hold certain licenses or conduct certain activities outside of your employment with Citi; please consult your manager to determine if any restrictions apply to you. Further, you are required to obtain Citi's compliance approval for any outside business activity in which you are currently involved; to initiate the approval process, please contact [Contact Information Intentionally Omitted], for assistance.

In accordance with applicable policy, you are required to maintain your covered investment accounts with one or more of the following preferred brokers: [Names of Brokers Intentionally Omitted].

Stock Ownership Commitment:
You will be subject to the same stock ownership commitment as is applicable to similarly situated executives with respect to any equity awards received during the course of your employment including, but not limited to, the awards described in this Letter.

Employment Termination Notice:
As part of our focus on providing our external and internal clients with best-in-class service and advice, Citi has adopted an Employment Termination Notice Policy that requires you to give 75 days advance notice of your intent to leave Citi for so long as you hold this position or any other Covered Position under the Policy. A copy of the Employment Termination Notice Policy is available upon request for your review prior to your acceptance of this offer.

Arbitration:
Any controversy or dispute relating to your employment with or separation from Citi other than controversies or disputes that by law are not arbitrable will be resolved in accordance with Citi's Employment Arbitration Policy, the terms of which are incorporated in this letter. A copy of the Employment Arbitration Policy is attached for your signature.

Taxes:
All compensation, payments, incentive and retention awards, stock, options, perquisites, and benefits set forth in this Letter are subject to applicable federal, state and local taxes, and Citi will withhold such taxes as it determines are required by applicable law or regulation. You will remain obligated to pay all required taxes on all compensation, payments, incentive and retention awards, perquisites, and benefits regardless of whether these amounts have been withheld or are required to be withheld by Citi.

409A of the Internal Revenue Code:
We agree that, unless any plan, program or arrangement referred to in this Letter provides for payments or awards that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), any payment or award made pursuant to this Letter is intended to be a short-term deferral that is exempt from Section 409A of the Code, and that this Letter shall be administered in accordance with the short-term deferral exception to Section 409A of the Code. You agree that if any payment or award to be made pursuant to this Letter or any plan, program or arrangement referred to in this Letter is determined to be subject to Section 409A of the Code, then such payment or award shall be administered in accordance with Section 409A of the Code.

Additional Terms:
There are additional terms related to your employment with Citi set forth in a separate addendum that you must read and fully understand before accepting our offer (''Additional Terms Addendum''). These additional terms are important for you to review since your acceptance of our offer constitutes your acceptance of these terms.

We look forward to having you on board.

Sincerely yours,

Sara Wechter
Head of Human Resources
Citigroup Inc.

Accepted: Andrew Sieg
Date: 3/20/23

Employment Arbitration Policy [Intentionally Omitted]
Additional Terms Addendum [Intentionally Omitted]